Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Elliott Dennard Lascar Associates lelliott@dennardlascar.com 713-529-6600	Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Receives Final Trial Court Judgment in Lawsuit

HOUSTON – June 1, 2017 – W&T Offshore, Inc. (NYSE: WTI) today reported that it has received a final trial court judgment from the U.S. District Court for the Southern District of Texas directing the company to pay Apache Corp. $43.2 million, plus $4.4 million in prejudgment interest, attorney’s fees and costs assessed in the judgment.

The judgment stems from a previously disclosed lawsuit that Apache filed in December 2014 regarding a dispute about Apache’s use of drilling rigs instead of a previously contracted intervention vessel for the plugging and abandonment of three deepwater wells in the Mississippi Canyon area of the Gulf of Mexico. W&T contends that the costs to use the drilling rigs were unnecessary and unreasonable but that Apache chose to use the rigs without W&T’s consent because they otherwise would have been idle at Apache’s expense. W&T believes the use of the rigs was in bad faith, as found by the jury, and in breach of the applicable joint operating agreement, particularly since another vessel had been contracted by Apache for the abandonment a year in advance. W&T had previously paid $24.9 million as an undisputed amount for the plug and abandonment work.

Tracy W. Krohn, W&T Offshore’s Chairman and Chief Executive Officer, stated, “W&T is disappointed in the judgment signed by the district court and believes that it is contrary to the applicable law given the jury’s finding in October 2016 that Apache acted in bad faith. W&T is considering its options, including post judgment motions and appeal.”

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 52 fields in federal and state waters (50 producing and two fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 490,000 gross acres on the Gulf of Mexico Shelf and approximately 260,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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